PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                       Contact:John W. Conlon
---------------------                               Chief Financial Officer
July 26, 2005                                       (740) 373-3155

                     PEOPLES BANCORP INC. REPORTS INCREASED
                             SECOND QUARTER EARNINGS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples")(NASDAQ: PEBO) announced today second quarter 2005 net income of $5,299,000, up 5% compared to $5,053,000 earned in the second quarter a year ago. Diluted earnings per share were $0.50, up 6% from $0.47 in 2004's second quarter. Higher net interest income and non-interest income and lower provision for loan losses were the primary reasons for Peoples' improved second quarter earnings.
         For the six months ended June 30, 2005, net income totaled $9,991,000, or $0.95 per diluted share, versus $10,419,000, or $0.97 per diluted share, for the same period in 2004. Peoples' lower earnings for the first six months resulted from reduced levels of net interest income and higher non-interest expense, which offset increases in net revenues generated by acquisitions completed during 2004.
         "We are pleased to report improved second quarter earnings performance," commented Mark F. Bradley, President and CEO. "Net interest income and margin are showing slow signs of improvement, although we are still challenged by the flattening yield curve. Our new loan production was strong, more than offsetting loan payoffs, and credit quality trends remain favorable at this time."
         For the quarter ended June 30, 2005, net interest income totaled $12,916,000, up 2% from $12,697,000 a year ago. This improvement was largely attributable to an increase in the volume of earning assets which exceeded the volume increase in interest-bearing liabilities. The increase in earning assets was driven by a $104 million increase in average loans over the same period last year. However, increases in short-term interest rates without comparable increases in long-term rates contributed to the compression of net interest margin to 3.32% in the second quarter of 2005 from 3.39% a year ago. Compared to the first quarter of 2005, both net interest income and margin improved in the second quarter, primarily the result of improved asset yields and changes in the mix of funding sources due to an increase in both lower-cost and non-interest-bearing deposits. Through six months in 2005, net interest income was $25,628,000 and net interest margin was 3.29%, compared to $26,245,000 and 3.48%, respectively, for the first six months of 2004.
         "The flattening yield curve continues to challenge net interest income and margin, especially since our funding sources have a different sensitivity to the short end of the interest rate curve than our earning assets," said Jack Conlon, Chief Financial Officer. "Traditionally, deposit rates tend to lag increases in short-term rates resulting in some improvement in net interest margin. Additionally, intense competition for loans and deposits in many of our markets puts significant pressure on both sides of the balance sheet and has tempered margin improvement. However, we are pleased with the 5 basis point increase in the second quarter compared to the linked quarter. With the possibility of additional rate increases in 2005, we are working to maintain a slightly asset sensitive risk position, which should benefit future earnings in an upward interest rate environment."
         The provision for loan losses was $40,000 in the second quarter of 2005, compared to $616,000 a year ago, and $941,000 in the first quarter of 2005. The lower provision was based on management's quarterly evaluation of loss factors and is reflective of Peoples' recent loss experience and recoveries of previously charged-off loans during the second quarter. As previously reported, the first quarter 2005 provision included $500,000 for a group of loans comprising a $2.7 million commercial relationship that management determined was impaired. This level of provision was based on management's initial evaluation of the financial condition of the borrowers and value of the collateral when the impairment was discovered in late April 2005. As part of management's ongoing loan review process, the loans in this relationship were charged-down $518,000 in the second quarter.

         Net chargeoffs were down 26% in the second quarter of 2005 compared to a year ago, due to increased recoveries of previously charged-off loans. Commercial loans comprised the largest portion of net charge-offs in both periods, totaling $201,000 and $475,000 in the second quarters of 2005 and 2004, respectively. At June 30, 2005, the allowance for loan losses was $14.7 million, or 1.42% of loans, compared to $14.8 million, or 1.44% of loans, at year-end 2004.
         "We continue to experience higher recoveries of previously charged-off loans during the second quarter as compared to average recovery levels in 2004, resulting in a significantly lower provision," commented Bradley. "Excluding net charge-offs relating to the Overdraft Privilege program and the impaired commercial loan relationship that was provided for in the first quarter, second quarter recoveries exceeded charge-offs by $159,000. Loan delinquencies are lower and we continue our collection efforts to minimize losses, although we could experience a slightly higher loan loss provision in the third quarter compared to the second quarter if net charge-offs return to more historic levels."
         Non-interest income, excluding net gains on securities and other assets, grew 15% to $7,202,000 for the quarter ended June 30, 2005, and 29% to $14,329,000 for the first six months of 2005 compared to the same periods year ago. Enhanced insurance commissions from last year's two insurance agency acquisitions accounted for nearly all of these increases. Non-interest income was up slightly compared to the first quarter of 2005, as increases from several of Peoples' major revenue sources were offset by lower insurance commissions attributable to contingency income from insurance operations of $481,000 recognized in the first quarter.
         Deposit account service charges were the largest source of Peoples' non-interest revenue, totaling $2,472,000 and $2,459,000 for the three months ended June 30, 2005 and 2004, respectively. Insurance and investment commissions were $2,266,000 in the second quarter of 2005 versus $1,428,000 a year ago. On a year-to-date basis, insurance and investment commissions totaled $4,920,000 through June 30, 2005, compared to $1,727,000 for the same period in 2004. Acquisitions were key drivers of these improvements in insurance and investment commissions. In the second quarter of 2005, Peoples continued to experience strong e-banking revenues, primarily ATM and debit card fees, resulting from higher debit card activity and additional cards issued, with revenues increasing 18% from last year's second quarter and 21% on a year-to-date basis through June 30.
         In the second quarter of 2005, non-interest expense was $12.9 million versus $11.5 million in 2004's second quarter. Operating costs attributable to the insurance agencies acquired in 2004 comprised 73% of this increase. Higher salaries and benefits and professional fees also contributed to the increase. Second quarter 2005 non-interest expense was up only 1% compared to the first quarter of 2005.
         Salaries and benefits remain Peoples' largest operating expense, totaling $6.7 million and $5.8 million for the second quarters of 2005 and 2004, respectively. The timing of the insurance agency acquisitions during the second quarter of 2004 accounted for 58% of the $839,000 increase in salaries and benefits, while higher performance based incentive compensation costs were also a substantial factor. Compared to the first quarter of 2005, total salaries and benefits were essentially unchanged. Professional fees were up 34% in the second quarter of 2005 compared to a year ago, but down 17% from the prior quarter. The increase in professional fees from a year ago reflects higher exam and audit fees associated with the new regulatory reporting environment under Sarbanes-Oxley. Other non-interest expenses in the second quarter of 2005 included $176,000 for the Director Retirement Plan for the benefit of former Chairman Robert E. Evans' spouse as beneficiary (included in salaries and benefits) and a $100,000 donation to establish the Robert E. Evans Education Fund (included in marketing expense).
         During the second quarter, portfolio loans increased $21.1 million to $1.03 billion at June 30, 2005, due primarily to a $16.7 million growth in commercial real estate loans. Peoples' consumer lending efforts in the second quarter resulted in a $1.9 million increase in consumer loan balances, excluding overdrafts, compared to March 31, 2005, due mostly to increased activity in Peoples' indirect lending business. As part of Peoples' mortgage banking activities, $132.0 million of fixed-rate real estate loans previously sold into the secondary market were being serviced at June 30, 2005 compared to $106.4 million at December 31, 2004. Peoples also had $1.6 million of fixed-rate mortgage loans held for sale at June 30, 2005, compared to $0.6 million at year-end 2004.
         Nonperforming loans were $7.6 million, or 0.74% of loans, at June 30, 2005, up from $7.3 million, or 0.72%, at March 31, 2005. This increase was due largely to the net impact of Peoples placing the remaining $2 million of commercial loans in the previously mentioned impaired loan relationship on nonaccrual status, as expected, and the commercial loan comprising the entire $1.1 million of renegotiated loans at March 31, 2005, moving to performing status. Despite the higher level of nonperforming loans, nonperforming assets decreased to 0.44% of assets at the end of the second quarter, from 0.46% at March 31, 2005, due to a reduction in other real estate owned from the sale of two former banking office properties during the second quarter at a combined gain of $167,000. Management expects the $2 million of nonaccrual commercial loans in the previously mentioned impaired loan relationship to be classified as other real estate owned in the third quarter of 2005.

          "Our asset quality remains comparable to most peers, which reflects our focus on loan underwriting quality as we grow loans," added Bradley. "Although the amount of nonperforming loans increased in the second quarter, the increase represented loans previously identified by our loan review process that had already been included in our analysis of the allowance for loan losses and are not expected to result in any unanticipated losses."
         At June 30, 2005, total deposits were $1.10 billion, up $26.0 million from $1.07 billion at year-end 2004. Interest-bearing deposits grew $25.7 million to $942.2 million, with $19.5 million attributable to increased public funds and $14.9 million due to additional brokered deposits. These increases offset declines in other interest-bearing deposit categories. Non-interest-bearing deposits were virtually unchanged compared to December 31, 2004.
         "Overall, we are very satisfied with our second quarter results in light of ongoing interest rate challenges," summarized Bradley. "In the second half of 2005, we will focus our efforts on continuing to generate quality loans, maintaining diversified sources of revenue and controlling expenses."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
-----------------------------------
         Peoples will conduct a facilitated conference call to discuss second quarter results of operations today at 11:00 a.m. eastern time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (888) 424-5801. A simultaneous Webcast of the conference call audio will be available online via the Investor Relations section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for 1 year.


Safe Harbor Statement:
---------------------
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "feel," "expect," "believe," "plan," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions which may increase significantly; (2) changes in the interest rate environment which may adversely impact interest margins; (3) prepayment speeds, loan originations and sale volumes, charge-offs and loan loss provisions may be less favorable than expected; (4) general economic conditions are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions may adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues that could arise; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (11) the integration of acquired businesses, including the insurance agencies acquired in mid-2004, may not be successful or the integration may take longer to accomplish than expected; (12) the expected synergies from acquisitions may make it difficult to maintain relationships with clients, associates and suppliers; and
(13) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples does not commit to any obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release, except as required by applicable law. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.


PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)

                                                         ----------------------------------   ---------------------------------
                                                                Three Months Ended                    Six Months Ended
                                                                     June 30,                             June 30,
(in $000's, except per share data)                              2005              2004               2005             2004
                                                         ----------------------------------   ---------------------------------
PER SHARE DATA Net
Net Income per share:
   Basic                                                  $         0.51    $         0.48     $         0.96   $         0.98
   Diluted                                                $         0.50    $         0.47     $         0.95   $         0.97
Cash dividends declared per share                         $         0.19    $         0.18     $         0.38   $         0.36
Book value per share                                      $        17.24    $        16.01     $        17.24   $        16.01
Tangible book value per share (a)                         $        10.46    $         9.86     $        10.46   $         9.86
Closing stock price at end of period                      $        26.75    $        26.95     $        26.75   $        26.95
Dividend payout as a percentage of net income                     37.55%            38.33%             39.83%           36.83%
Actual shares outstanding (net of treasury shares)            10,411,879        10,602,767         10,411,879       10,602,767
Weighted average shares outstanding:
   Basic                                                      10,405,989        10,603,510         10,412,552       10,581,879
   Diluted                                                    10,541,774        10,766,289         10,549,868       10,787,867

PERFORMANCE RATIOS (b)
Return on average equity                                          12.04%            11.83%             11.45%           12.17%
Return on average assets                                           1.17%             1.17%              1.11%            1.21%
Non-interest leverage ratio (c)                                   59.09%            56.75%             59.10%           51.98%
Efficiency ratio (d)                                              59.40%            56.87%             59.50%           55.09%
Net interest margin (fully tax equivalent)                         3.32%             3.39%              3.29%            3.48%
Net loan chargeoffs as a percentage of average loans               0.20%             0.30%              0.20%            0.28%

PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses                  $          181    $          276     $          212   $          410
(Recovery of) provision for other loan losses             $         (141)   $          340     $          769   $        1,000
                                                         ----------------  ----------------   ----------------  ---------------
     Total provision for loan losses                      $           40    $          616     $          981   $        1,410

NET CHARGEOFFS
Gross chargeoffs                                          $        1,104    $          980     $        2,172   $        2,210
Recoveries                                                $          590    $          283     $        1,159   $          918
                                                         ----------------  ----------------   ----------------  ---------------
     Net chargeoffs                                       $          514    $          697     $        1,013   $        1,292

Commercial                                                $          201    $          475     $          244   $          374
Overdrafts                                                           156               211                244              346
Real estate                                                          126                47                441              202
Consumer                                                              45               (32)               106              244
Credit card                                                          (14)               (4)               (22)             126
                                                         ----------------  ----------------   ----------------  ---------------
     Total net chargeoffs                                 $          514    $          697     $        1,013   $        1,292
                                                         ----------------  ----------------   ----------------  ---------------


(a) Excludes the balance sheet impact of intangible assets acquired through the application of purchase accounting for acquisitions.
(b)  Ratios are presented on an annualized basis.
(c) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).
(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income.



                                          PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCES

                                                ----------------------------------------------   ------------------------------
                                                             Three Months Ended                        Six Months Ended
                                                  June 30,        March 31,       June 30,                 June 30,
(in $000's)                                           2005            2005           2004              2005            2004
                                                ----------------------------------------------   ------------------------------
Average gross loans                              $  1,024,795    $  1,023,825   $     920,818     $  1,024,313    $    916,530
Average investment securities                         597,625         599,467         639,727          598,541         645,188
Average earning assets                              1,610,022       1,611,019       1,550,370        1,610,513       1,562,748
Average intangible assets                              70,069          70,614          57,682           70,340          53,167
Average total assets                                1,810,777       1,809,369       1,731,173        1,810,044       1,731,352
Average non-interest-bearing deposits                 158,774         155,607         142,901          157,187         139,205
Average interest-bearing deposits:
    Savings                                           148,284         154,344         178,938          151,297         174,941
    Interest-bearing demand deposits                  302,401         279,319         257,677          290,924         260,270
    Time deposits                                     495,884         495,992         450,615          495,938         455,786
                                                --------------  --------------  --------------   --------------  --------------
        Total average interest bearing deposits       946,569         929,655         887,230          938,159         890,997
Average short-term borrowings                         101,387          91,945          79,104           96,692          91,283
Average long-term borrowings                          411,557         439,523         439,668          425,463         428,126
Average stockholders' equity                     $    176,587    $    175,404   $     171,768     $    175,999    $    172,208
                                                ----------------------------------------------   ------------------------------




                                        PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      ----------------------------------    ----------------------------------
                                                             Three Months Ended                     Six Months Ended
                                                                  June 30,                              June 30,
(in $000's)                                                  2005              2004                2005             2004
                                                      ----------------------------------    ----------------------------------
Interest Income                                                23,397            21,145              46,040            42,731
Interest expense                                               10,481             8,448              20,412            16,486
                                                      ----------------  ----------------    ----------------  ----------------
     Net interest income                                       12,916            12,697              25,628            26,245
Provision for loan losses                                          40               616                 981             1,410
                                                      ----------------  ----------------    ----------------  ----------------
Net interest income after provision for loan losses            12,876            12,081              24,647            24,835
Net gain on securities transactions                                 3                 5                 236                37
Net gain on asset disposals                                       113                17                 121                47
Non-interest income:
    Service charges on deposits                                 2,472             2,459               4,746             4,712
    Insurance and investment commissions                        2,266             1,428               4,920             1,727
    Fiduciary revenues                                            915               812               1,672             1,586
    Electronic banking revenues                                   734               623               1,381             1,146
    Business owned life insurance                                 437               506                 891               922
    Mortgage banking income                                       264               283                 381               482
    Other non-interest income                                     114               134                 338               495
                                                      ----------------  ----------------    ----------------  ----------------
        Total non-interest income                               7,202             6,245              14,329            11,070
Non-interest expense:
    Salaries and benefits                                       6,658             5,819              13,344            11,208
    Occupancy and equipment                                     1,338             1,289               2,627             2,510
    Amortization of intangible assets                             674               526               1,362               927
    Professional fees                                             550               411               1,215               867
    Data processing and software                                  463               441                 924               913
    Franchise taxes                                               418               371                 829               712
    Marketing                                                     408               402                 789               510
    Bankcard costs                                                305               378                 587               702
    Other non-interest expense                                  2,048             1,894               3,932             3,472
                                                      ----------------  ----------------    ----------------  ----------------
        Total non-interest expense                             12,862            11,531              25,609            21,821
                                                      ----------------  ----------------    ----------------  ----------------
Income before income taxes                                      7,332             6,817              13,724            14,168
Income tax expense                                              2,033             1,764               3,733             3,749
                                                      ----------------  ----------------    ----------------  ----------------
        Net income                                     $        5,299    $        5,053      $        9,991   $        10,419
                                                      ------------------------------------------------------------------------

Fully tax equivalent net interest income               $       13,317    $       13,106      $       26,424   $        27,069


                                          PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                         ----------------  ----------------  ----------------  ----------------
(in $000's, end of period)                                  June 30,          March 31,       December 31,        June 30,
LOAN PORTFOLIO                                                2005              2005              2004              2004
                                                         ----------------  ----------------  ----------------  ----------------
Commercial, mortgage                                     $       474,344    $      457,667   $       450,270   $       428,580
Commercial, other                                                133,537           128,898           126,473           110,208
Real estate, construction                                         35,950            32,120            35,423            22,853
Real estate, mortgage                                            330,881           334,681           349,965           304,328
Consumer                                                          59,365            59,634            60,927            69,587
                                                         ----------------  ----------------  ----------------------------------
     Total loans                                         $     1,034,077    $    1,013,000   $     1,023,058   $       935,556

ASSET QUALITY
Allowance for loan losses as a percent of total loans              1.42%             1.50%             1.44%             1.57%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                       192.6%            208.1%            225.6%            251.6%
Nonperforming loans as a percent of total loans (a)                0.74%             0.72%             0.64%             0.62%
Nonperforming assets as a percent of total assets                  0.44%             0.46%             0.43%             0.35%
Nonperforming assets as a percent of total loans and
    other real estate owned                                        0.77%             0.81%             0.75%             0.67%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                        $           475   $            84   $           285   $           374
   Renegotiated loans                                    $             -   $         1,116   $         1,128   $             -
   Nonaccrual loans                                      $         7,173   $         6,105   $         5,130   $         5,465
   Other real estate owned                               $           353   $           873   $         1,163   $           392
                                                         ----------------  ----------------  ----------------  ----------------
        Total nonperforming assets                       $         8,001    $        8,178   $         7,706   $         6,231

REGULATORY CAPITAL (b)
Tier 1 risk-based capital                                         11.21%            11.16%            10.95%            12.27%
Total risk-based capital ratio (Tier 1 and Tier 2)                12.57%            12.52%            12.30%            13.58%
Leverage ratio                                                     7.48%             7.60%             7.55%             8.17%
Tier 1 capital                                           $       135,080    $      131,545   $       129,193   $       135,739
Total capital (Tier 1 and Tier 2)                        $       151,479    $      147,515   $       145,134   $       150,157
Total risk-weighted assets                               $     1,205,303    $    1,178,647   $     1,179,830   $     1,106,096

SUPPLEMENTAL DATA
Trust assets under management                            $       631,214    $      626,829   $       645,509   $       618,376
Employees (full-time equivalent)                                     543               530               537               545
Full service offices                                                  41                41                41                42
Supermarket offices                                                    4                 4                 4                 4
ATMs                                                                  34                33                33                33
Announced treasury share plans: (c)
    Total shares authorized for plan                             525,000           525,000           625,000           425,000
    Shares purchased                                                   -            59,700            10,813           147,435
    Average price                                        $             -    $        26.78   $         27.71   $         24.93
                                                         ----------------  ----------------  ----------------  ----------------


(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans.
(b) June 30, 2005, data based on preliminary analysis and is subject to revision.
(c) 2005 data reflects 2005 Stock Repurchase Program of 525,000 shares. 2004 data reflects 2004 Stock Repurchase Program of 425,000 shares announced December 17, 2003 and 200,000 shares announced August 13, 2004. Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.



                                           PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                         June 30,             December 31,
                                                                                      2005                   2004
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          33,914      $          31,449
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $597,512 at June 30, 2005, and $594,457 at
     December 31, 2004)                                                                   603,731                602,364
Loans held for sale                                                                         1,566                    612
Loans, net of unearned interest                                                         1,034,077              1,023,058
Allowance for loan losses                                                                 (14,728)               (14,760)
                                                                                ------------------     ------------------
     Net loans                                                                          1,019,349              1,008,298
Bank premises and equipment, net of accumulated depreciation                               21,798                 22,640
Business owned life insurance                                                              46,144                 45,253
Goodwill                                                                                   59,748                 59,096
Other intangible assets                                                                    10,795                 12,022
Other real estate owned                                                                       353                  1,163
Other assets                                                                               31,057                 26,189
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,828,455      $       1,809,086
                                                                                ------------------     ------------------

LIABILITIES
Non-interest-bearing deposits                                                   $         153,270      $         152,979
Interest-bearing deposits                                                                 942,152                916,442
                                                                                ------------------     ------------------
     Total deposits                                                                     1,095,422              1,069,421
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                     131,030                 51,895
Long-term borrowings                                                                      375,074                464,864
Junior subordinated notes held by subsidiary trusts                                        29,307                 29,263
Accrued expenses and other liabilities                                                     18,169                 18,225
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,649,002              1,633,668

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,859,881 shares issued at June 30, 2005, and
   10,850,641 shares issued at December 31, 2004)                                         162,343                162,284
Accumulated comprehensive income, net of deferred income taxes                              3,848                  4,958
Retained earnings                                                                          24,454                 18,442
Treasury stock, at cost (448,002 shares at June 30, 2005,
   and 415,539 shares at December 31, 2004)                                               (11,192)               (10,266)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      179,453                175,418
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,828,455      $       1,809,086
                                                                                ------------------     ------------------


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